                                                                       EXHIBIT 6

        ARTICLE 11 of the Fund's Bylaws relating to Shareholders rights.

     11.1 Meetings. A meeting of the shareholders shall be called by the
          ---------
Secretary whenever ordered by the Trustees,the Chairman or requested in writing by the holder or holders of at least one-tenth of the outstanding shares entitled to vote at such meeting. If the Secretary, when so ordered or requested, refuses or neglects for more than two days to call such meeting, the Trustees, Chairman or the shareholders so requesting may, in the name of the Secretary, call the meeting by giving notice thereof in the manner required when notice is given by the Secretary.

     11.2 Access to Shareholder List. Shareholders of record may apply to the
          ---------------------------
Trustees for assistance in communicating with other shareholders for the purpose of calling a meeting in order to vote upon the question of removal of a Trustee. When ten or more shareholders. of record who have been such for a least six months preceding the date of application and who hold in the aggregate shares having a net asset value of at least $25,000 so apply, the Trustees shall within five business days either:

          (i) afford to such applicants access to a list of names and addresses of all shareholders as recorded on the books of the Trust; or

          (ii) inform such applicants of the approximate number of shareholders of record and the approximate cost of mailing material to them, and, within a reasonable time thereafter, mail, at the applicants' expense, materials submitted by the applicants, to all such shareholders of record. the Trustees shall not be obligated to mail materials which they believe to be misleading or in violation of applicable law.

     11.3 Record Dates. For the purpose of determining the shareholders of any
          -------------
series who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 60 days before the date of any meeting of shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the shareholders of such series having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record of such series on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the register or transfer books for all or any part of such period.

ARTICL